                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement            [ ]  Confidential, for Use of the
[ ] Definitive Proxy Statement                  Commission Only (as permitted by
[ ] Definitive Additional Materials             Rule 14a-6(e)(2))
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           K-Tron International, Inc.
       ------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    ------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    5)  Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        ------------------------------------------------------------------------

    2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    3)  Filing Party:

        ------------------------------------------------------------------------

    4)  Dated Filed:

        ------------------------------------------------------------------------

                           K-TRON INTERNATIONAL, INC.
                                Routes 55 and 553
                                  P.O. Box 888
                          Pitman, New Jersey 08071-0888


                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1998

                             ----------------------


To Our Shareholders:

      Notice is hereby given that the Annual Meeting of Shareholders of K-Tron International, Inc. (the "Company") will be held on May 5, 1998 at 10:00 a.m., local time, at the Rosemont Suites Hotel O'Hare, 5500 N. River Road, Rosemont, Illinois for the following purposes:

      (1) To elect two directors to Class I of the Board of Directors, each to serve for a four-year term and until the election and qualification of his or her successor;

      (2) To approve an amendment to the Company's 1996 Equity Compensation Plan, as amended;

      (3) To approve an increase in the number of authorized shares of Common Stock under the Company's Restated Certificate of Incorporation, as amended; and

      (4) To transact such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on March 10, 1998 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. The transfer books will not be closed.

                                       By Order of the Board of Directors,


                                       Mary E. Vaccara
                                       Assistant Secretary



March 20, 1998


      YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                     [LOGO]








                             ----------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1998

                             ----------------------


      This Proxy Statement is being furnished to the shareholders of K-Tron International, Inc. (the "Company") in connection with the Annual Meeting of Shareholders of the Company to be held on May 5, 1998 and any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders on or about March 20, 1998.

      Execution and return of the enclosed Proxy Card are being solicited by and on behalf of the Board of Directors of the Company for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by the Company. Proxies may be solicited, without extra compensation, by officers and employees of the Company by mail, telephone, telefax, personal interviews and other methods of communication.

      The Annual Report to Shareholders for the fiscal year ended January 3, 1998, including consolidated financial statements and other information with respect to the Company and its subsidiaries, is being mailed to shareholders with this Proxy Statement. Such Annual Report is not part of this Proxy Statement.


                              VOTING AT THE MEETING

RECORD DATE; VOTE REQUIRED; PROXIES

      Only shareholders of record at the close of business on March 10, 1998 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of that date, the Company had outstanding 3,245,314 shares of Common Stock. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the shareholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such shareholder's name.

      The shares of Common Stock represented by each properly executed Proxy Card will be voted at the Annual Meeting in the manner directed therein by the shareholder signing such Proxy Card. The Proxy Card provides spaces for a shareholder to withhold authority to vote for either nominee for the Board of Directors and to vote for, against or to abstain from voting with respect to the proposals to amend the Company's 1996 Equity Compensation Plan and to amend the Company's Restated Certificate of Incorporation. The nominees for election as directors are to be elected by a plurality of the votes cast at the Annual Meeting, the amendment to the Company's 1996 Equity Compensation Plan requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and the amendment to the Company's Restated Certificate of Incorporation requires the affirmative vote of at least two-thirds of the votes cast by shareholders entitled to vote thereon. With respect to any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required to take action, unless a greater percentage is required either by law or by the Company's Restated Certificate of Incorporation or By-Laws.

      With regard to the election of directors, votes may be cast in favor of or withheld from any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions (including failure by brokers to vote shares for which they submitted proxies) may be specified on the proposals to amend the Company's 1996 Equity Compensation Plan and to amend the Company's Restated Certificate of Incorporation (but not for the election of directors). Abstentions will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast in the affirmative. Therefore, abstentions on the proposals to amend the Company's 1996 Equity Compensation Plan and to amend the Company's Restated Certificate of Incorporation will have the effect of a negative vote.

      Brokers that hold shares in street name for customers have the authority under the rules of the various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. The Company believes that brokers that do not receive instructions are entitled to vote those shares with respect to the election of directors; however, the Company believes that such brokers are not entitled to vote such shares with respect to the proposals to amend the Company's 1996 Equity Compensation Plan and to amend the Company's Restated Certificate of Incorporation.

      If a signed Proxy Card is returned and the shareholder has given no direction with respect to a voting matter, the shares will be voted with respect to that matter by the proxy agents as recommended by the Board of Directors or its Executive Committee. Execution and return of the enclosed Proxy Card will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving notice of revocation to the Secretary of the Company at any time before the proxy is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of March 10, 1998 (or as of such other date as may be noted below) with respect to shares of Common Stock of the Company beneficially owned by each person believed by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, by each director of the Company, by each executive officer of the Company who was serving as such on January 3, 1998 and by all current directors and executive officers of the Company as a group. Except as indicated below, the Company understands that the shareholders listed in such table have sole voting and investment power with respect to the shares owned by them. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the shareholder, director or executive officer on or within 60 days after March 10, 1998. In the case of current directors and executive officers, the information below has been provided by them at the request of the Company.

Name of Individual or Identity of Group                                          Number of Shares        Percent of Common
                                                                                 of Common Stock         Stock Outstanding
                                                                                 ----------------        -----------------

Estate of Dr. Mario Gallo(1)..........................................                 457,400                   14.1
David L. Babson & Company, Incorporated(2)............................                 340,330                   10.4
T. Rowe Price Associates, Inc.(3).....................................                 250,000                    7.7
Paradigm Capital Management, Inc. (4).................................                 181,200                    5.6
Dimensional Fund Advisors Inc.(5).....................................                 162,400                    5.0
Edward B. Cloues, II(6)...............................................                  85,714                    2.6
Leo C. Beebe(7).......................................................                  60,385                    1.9
Robert L. Weinberg(6)(8)..............................................                  30,190                     *
Dr. Hans-Jurg Schurmann(6)............................................                  21,000                     *
Johannes Wirth........................................................                  16,400                     *
Richard J. Pinola(6)..................................................                  15,114                     *
Kevin C. Bowen(6).....................................................                  13,654                     *
Jean Head Sisco(6)....................................................                  12,801                     *
Lukas Gunthardt(6)....................................................                   8,352                     *
Norman Cohen..........................................................                   7,219                     *
All current directors and executive officers
  as a group (10 persons)(9)..........................................                 270,829                    8.1


----------

*     Less than 1%.

(1) As reflected in a Schedule 13G dated January 27, 1982, except that Dr. Gallo is deceased and the Company believes the shares are now held by Dr. Gallo's estate. The most recent address known to the Company for the Estate of Dr. Gallo was c/o Burckhardt, Treuhand & Revisions AG, Postfach, Scheideggstrasse 73, CH-8038, Zurich, Switzerland.

(2)   As reflected in Schedule 13G/A dated January 15, 1998. According to David
      L. Babson & Company, Incorporated ("Babson"), it (i) is an investment adviser and (ii) has sole voting and dispositive power over all such shares. The principal address of Babson is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

(3) As reflected in Amendment No. 5 to Schedule 13G dated February 12, 1998. According to T. Rowe Price Associates, Inc. ("Price Associates"), these shares are all owned by T. Rowe Price Small Cap Value Fund, Inc., a registered investment company, for which Price Associates, a registered investment adviser under the Investment Advisers Act of 1940, serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. The principal address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

(4) As reflected in Amendment No. 1 to Schedule 13G dated February 11, 1998. According to Paradigm Capital Management, Inc. ("Paradigm"), it (i) is a registered investment adviser and (ii) has sole dispositive power over all such shares. The principal address of Paradigm is Nine Elk Street, Albany, New York 12207.

(5) As reflected in Amendment No. 5 to Schedule 13G dated January 31, 1995. According to Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser under the Investment Advisers Act of 1940, it was deemed to have beneficial ownership of 162,400 shares as of December 31, 1994, all of which shares were held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust company, or the DFA Group Trust and the DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, as to all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6) Includes with respect to Mr. Cloues 35,714 shares, Mr. Weinberg 20,500 shares, Dr. Schurmann 10,000 shares, Mr. Pinola 10,000 shares, Mr. Bowen 9,750 shares, Mrs. Sisco 8,900 shares and Mr. Gunthardt 6,500 shares, all of which shares are subject to presently exercisable installments of options.

(7) Includes 60,385 shares as to which Mr. Beebe shares investment and voting power with his wife.

(8) Includes 2,000 shares owned by Mr. Weinberg's wife, as to which Mr. Weinberg disclaims beneficial ownership, and includes 2,592 shares as to which Mr. Weinberg shares investment and voting power with his wife.

(9) Includes 101,364 shares subject to presently exercisable installments of options.


                          MATTERS CONCERNING DIRECTORS

ELECTION OF DIRECTORS

      The Board of Directors currently consists of seven directors and is classified with respect to terms of office into four classes. Each Class I director elected at the Annual Meeting will serve until the 2002 annual meeting of shareholders and until such director's successor has been elected and qualified, except in the event of such director's earlier death, resignation or removal. The terms of office of the Class II, Class III and Class IV directors will expire at the annual meetings to be held in 1999, 2000 and 2001, respectively, upon the election and qualification of their successors.

      The Board of Directors, acting on the recommendation of its Nominating Committee, has nominated Dr. Hans-Jurg Schurmann and Mrs. Jean Head Sisco for election as the Class I directors.

      The persons named as proxy agents in the enclosed Proxy Card intend (unless instructed otherwise by a shareholder) to vote for the election of Dr. Hans-Jurg Schurmann and Mrs. Jean Head Sisco as the Class I directors. In the event that a nominee should become unable to accept nomination or election (a circumstance which the Board of Directors does not expect), the proxy agents intend to vote for any alternate nominee designated by the Board of Directors or its Executive Committee or, in the discretion of the Board or its Executive Committee, the position may be left vacant.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH CLASS I NOMINEE.

      Set forth below is certain information with respect to each nominee for director and each other person currently serving as a director of the Company whose term of office will continue after the Annual Meeting, including the class and term of office of each such person. This information has been provided by each director at the request of the Company.

      Class I--Nominees for Terms Continuing until 2002

      DR. HANS-JURG SCHURMANN. Dr. Schurmann has been a director since November 1993 and was most recently reelected at the 1994 annual meeting of shareholders. He is a senior partner in the law firm of Schurmann, Rausch & Rohrer in Zurich, Switzerland, which represents the Company and its subsidiaries in Switzerland, and he has been a partner in that firm since 1979. Dr. Schurmann serves on the boards of numerous European companies, including Instinet AG (Switzerland), Bellaplast Holding AG (Switzerland) and Discorack-NCO AG (Switzerland). Dr. Schurmann is 53 years of age.

      JEAN HEAD SISCO. Mrs. Sisco has been a director since September 1993 and was most recently reelected at the 1994 annual meeting of shareholders. Since 1979, Mrs. Sisco has been a partner in Sisco Associates, a management consulting firm based in Washington, D.C. which specializes in international risk and trade analysis. Mrs. Sisco serves as a director of Textron, Inc., Newmont Mining Corp., Newmont Gold Corp., Chiquita Brands International, The Neiman-Marcus Group and American Funds Tax-Exempt Series II. She is Chairman of the Center for Board Leadership and was the first woman director of the Metropolitan Washington Board of Trade. Mrs. Sisco is 72 years of age.

      Class II--Director with Term Continuing until 1999

      JOHANNES WIRTH. Mr. Wirth has been a director since May 1978 and was most recently reelected at the 1995 annual meeting of shareholders. Since January 1997, Mr. Wirth has from time to time served as a consultant in measurement technology. From November 1993 until the end of 1996, Mr. Wirth was a part-time employee of Digisens SA, a manufacturer of weighing systems, and from time to time served as a consultant in measurement technology. Since 1983, he has been an owner and Managing Director of Wirth Gallo Messtechnik AG, a Swiss research firm specializing in weighing and measuring techniques, which ceased active operations in late 1993. Mr. Wirth also served as a consultant to the Company from April 1991 through December 1995. Mr. Wirth is 66 years of age.

      Class III--Directors with Terms Continuing until 2000

      NORMAN COHEN. Mr. Cohen has been a director since 1974 and was most recently reelected at the 1996 annual meeting of shareholders. He was a consultant in the clothing business from 1991 until 1993, and since 1993 has been Chairman and Chief Executive Officer of Creative Contracting Associates, Inc., a clothing manufacturer. Mr. Cohen filed a petition under chapter 7 of the federal Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida in September 1993, and was discharged in January 1994. Mr. Cohen is 71 years of age.

      RICHARD J. PINOLA. Mr. Pinola has been a director since January 1994 and was most recently reelected at the 1996 annual meeting of shareholders. Since January 1994, Mr. Pinola has served as Chairman and Chief Executive Officer of Right Management Consultants, Inc., a publicly-held human resource consulting and career management firm, and from June 1992 through December 1993 he was President and Chief Executive Officer of that company. Prior to joining Right Management Consultants, Inc., Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company from March 1988 through September 1991 and a consultant from September 1991 until June 1992. Mr. Pinola serves as a director of Right Management Consultants, Inc and Epitaxx, Inc. He is 52 years of age.

      Class IV--Directors with Terms Continuing until 2001

      LEO C. BEEBE. Mr. Beebe has been a director since June 1976 and was most recently reelected as a director at the 1997 annual meeting of shareholders. From July 1985 until August 1992 and again from June 1995 until he retired in January 1998, Mr. Beebe served as the Chief Executive Officer of the Company, and from January 1985 until January 1998, he served as the Company's Chairman of the Board of Directors. Mr. Beebe was Dean of the School of Business Administration of Glassboro State College, Glassboro, New Jersey from July 1977 to July 1985 and a professor of marketing at Glassboro State College from 1972 to July 1985. Prior to that time, he served at Ford Motor Company for 27 years in various capacities in the United States and foreign countries, including as General Marketing Manager of Ford's Lincoln-Mercury Division, Vice President of Marketing and

Planning and a director of Ford Motor Company of Canada, and Executive Vice President and General Manager of the Consumer Products Division and a director of Philco Ford Corporation. Mr. Beebe is 80 years of age.

      EDWARD B. CLOUES, II. Mr. Cloues has been a director since July 1985 and was most recently reelected at the 1997 annual meeting of shareholders. He became Chairman of the Board of Directors and Chief Executive Officer of the Company on January 5, 1998. Since May 1985, Mr. Cloues has served as Secretary of the Company. Prior to joining the Company, Mr. Cloues was a senior partner in the law firm of Morgan, Lewis & Bockius LLP, which is the Company's general counsel. Mr. Cloues is also a director and non-executive Chairman of the Board of AMREP Corporation. Mr. Cloues is 50 years of age.

COMMITTEES AND MEETINGS

      The Board of Directors has an Executive Committee, an Audit and Finance Committee, a Compensation and Human Resources Committee and a Nominating Committee. The members of the Compensation and Human Resources Committee also constitute the members of the two committees which administer the Company's employee stock option plans (collectively, the "Stock Option Committee"). During fiscal year 1997, the Board of Directors held seven meetings, the Executive Committee held one meeting (by conference telephone), the Audit and Finance Committee held two meetings, the Compensation and Human Resources Committee held two meetings (including one by conference telephone), the Nominating Committee held one meeting and the Stock Option Committee did not meet separately from the Compensation and Human Resources Committee. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors held during fiscal year 1997 and of the committee or committees on which he or she served during the year.

      The Executive Committee is empowered to exercise all powers of the Board of Directors, except action on dividends and certain other matters which cannot by law be delegated by the Board, during the periods between regular Board meetings. The Audit and Finance Committee is responsible for recommending to the Board the firm to be employed by the Company as its independent accountants and auditors, consulting with such firm as to the annual audit and the adequacy of internal controls, reviewing the accounting controls, practices and policies of the Company and reviewing budgets, cash and debt management and financial matters generally. The Compensation and Human Resources Committee recommends to the Board the compensation of the Company's chief executive officer, reviews and takes action on the chief executive officer's recommendations as to the appropriate compensation of the Company's other officers and key personnel, approves the granting of any bonuses to officers, reviews other compensation and personnel development matters generally and recommends to the Board the compensation of non-management directors. The Nominating Committee's duties are to evaluate Board performance, recommend to the Board nominees for election as directors and recommend to the Board the membership of Board committees. The Stock Option Committee is responsible for administering the Company's 1996 Equity Compensation Plan and another Stock Option Plan which has expired, but under which there remain outstanding stock options.

      The current members of the Executive Committee are Messrs. Cloues (Chairman), Beebe and Cohen; of the Audit and Finance Committee, Messrs. Pinola (Chairman) and Wirth, Dr. Schurmann and Mrs. Sisco; of the Compensation and Human Resources Committee, Messrs. Cohen (Chairman) and Pinola and Mrs. Sisco; of the Nominating Committee, Messrs. Beebe (Chairman) and Cloues; and of the Stock Option Committee, Messrs. Cohen and Pinola and Mrs. Sisco.

STANDARD COMPENSATION ARRANGEMENTS

      Directors who are not employees of the Company receive an annual retainer of $12,500, a $2,000 annual retainer for each membership on any of the Audit and Finance Committee, the Compensation and Human Resources Committee and the Nominating Committee, a $1,000 annual retainer for membership on the Executive Committee, $1,000 for each Board meeting attended and $750 for each Executive Committee meeting attended provided that, in the case of Executive Committee meetings, such meetings either require substantial preparation or last two hours or more. In addition, the chairman of the Audit and Finance Committee and the chairman of the Compensation and Human Resources Committee are each paid an additional $1,500 for their service in such capacities. All retainers are paid on a prorated bi-monthly basis. Directors generally do not receive compensation for their participation in telephone meetings or for attendance at other committee meetings.

      Non-employee directors are also eligible to receive a bonus in an amount to be determined by the Compensation and Human Resources Committee at the same time that executive bonuses, if any, are determined by that Committee. It is contemplated that any such director bonuses would thus be related to corporate performance on a basis similar to that used by the Compensation and Human Resources Committee to relate senior executive bonuses to corporate performance. A $5,000 bonus was awarded to each non-employee director for fiscal year 1997. Such bonus was recommended by the Compensation and Human Resources Committee and approved by the full Board. Two directors elected to have this bonus paid in unregistered shares of Common Stock based on the closing price of the Common Stock on the day that the bonus was approved. Under the proposal to amend the 1996 Equity Compensation Plan, each non-employee director will receive an annual stock option grant to purchase 1,000 shares of Common Stock that will be exercisable in full on the date of grant. [It is anticipated that if the amendment to the 1996 Equity Compensation Plan is approved by shareholders, the existing practice with respect to director bonuses will be terminated.]

      In addition, under the Company's 1988 Non-Employee Directors Stock Option Plan (the "1988 Plan"), each director of the Company who is neither an employee of the Company nor the beneficial owner of 3% or more of its outstanding Common Stock receives, upon the later of the adoption of the 1988 Plan or his or her election as a director, a single non-qualified stock option to purchase 10,000 shares of Common Stock during the ten-year term of the option at an exercise price equal to the fair market value of such stock as of the date of option grant. This option vests and becomes exercisable as follows: 2,500 shares on each of the dates of grant and the first three anniversaries thereof, provided that the option holder is a director on each vesting date. The 1988 Plan will terminate on November 18, 1998.

SHARE OWNERSHIP GUIDELINE

      Each non-employee director is required to own shares of Company Common Stock with a value, at the greater of cost or market, equal to four times the current $12,500 annual retainer, or $50,000. As for any newly-elected director, this requirement will be phased in over a period of time to be determined in the future.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS

      Article Ninth of the Restated Certificate of Incorporation of the Company provides that no person may be nominated for election as a director by a shareholder at an annual or special meeting unless written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the principal executive offices of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.


                          APPROVAL OF AMENDMENTS TO THE
                     COMPANY'S 1996 EQUITY COMPENSATION PLAN

      On March 13, 1998, the Board of Directors adopted an amendment to the Company's 1996 Equity Compensation Plan, as previously amended (the "Plan"), to
(i) increase the number of shares authorized to be issued under the Plan from 450,000 shares to 600,000 shares, (ii) allow members of the Board of Directors who are not employees of the Company ("non-employee directors") to receive stock options under the Plan and (iii) provide that, unless the Compensation and Human Resources Committee of the Board of Directors determines otherwise, each non-employee director will receive an annual option grant of 1,000 shares of Common Stock, with an option price equal to the fair market value of the Common Stock on the date of grant. The amendment was adopted subject to shareholder approval. The principal terms of the amended Plan are summarized below. A copy of the amended Plan is attached as Exhibit A.

1996 EQUITY COMPENSATION PLAN

      The Plan is intended to encourage participants to contribute to the long-term growth of the Company and to align their interests with those of the Company's shareholders. The Plan is administered by a committee currently comprised of the same directors who are the members of the Compensation and Human Resources Committee of the Board of Directors (the "Committee"). All employees of the Company and all non-employee directors are eligible to receive grants under the Plan. The Plan provides for the grant of stock options, stock appreciation rights and restricted stock. As of March 13, 1998, approximately 490 employees were eligible to receive grants under the Plan, and options to purchase 149,000 shares of Common Stock had been issued to employees and were outstanding under the Plan.

      The amended Plan authorizes an aggregate of 600,000 shares of Common Stock to be issued under the Plan (subject to adjustments for stock splits, stock dividends and certain other circumstances). If any grants under the Plan expire, lapse or terminate unexercised, or if shares of restricted stock are forfeited, the shares may again be subject to a grant under the Plan. The maximum number of shares of Common Stock that may be subject to grants made under the Plan to any employee during a one-year period is 100,000 shares.

      The amended Plan continues to permit the Committee to grant nonqualified stock options, incentive stock options, stock appreciation rights and restricted stock to employees. The amended Plan also permits the Committee to grant nonqualified stock options to non-employee directors. The Committee will establish the terms of the grants, including vesting and exercise periods. The option price for stock options may be equal to, greater than or less than the fair market value of the Common Stock on the date of grant, and the option period shall not exceed ten years from the date of grant. An optionee may pay the option price (i) in cash, (ii) with the approval of the Committee, by delivering shares of previously owned Common Stock, or (iii) through a combination of the two. Except as otherwise determined by the Committee, options shall not be transferable except by will or the laws of descent or distribution.

      Under the amended Plan, the Committee may grant nonqualified stock options to non-employee directors as it deems appropriate. Unless the Committee determines otherwise, on the date of each annual meeting of shareholders, beginning with the 1998 meeting, each non-employee director who is elected to the Board or continues on the Board will be granted an option to purchase 1,000 shares of Common Stock. The option price will be the fair market value of the Common Stock on the date of grant. The annual grants will be fully vested on the date of grant and will have a term of ten years. If a director ceases to be a member of the Board for any reason other than disability, death or becoming an employee of the Company, the director's options generally may be exercised within 90 days after he or she ceases to be a director. Options are generally exercisable within one year after a director ceases to be a director on account of disability or death. If the director ceases to be a member of the Board but becomes or remains an employee of the Company, the director's options generally may be exercised within 90 days after he or she ceases to be an employee of the Company. If a Director becomes an employee and also continues as a director, he will not be eligible to receive stock option grants to non-employee directors but his existing options will not be effected.

      In the event of a change of control of the Company, unless the Committee determines otherwise, options shall be fully exercisable and restrictions on restricted stock shall lapse. If the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, outstanding options shall be assumed by or replaced with comparable options by the surviving corporation. The Plan permits the Committee, upon a change of control, to pay optionees the "spread" (the difference between the fair market value at the date of payment and the option price) with respect to outstanding options.

      The Board of Directors may amend the Plan as it deems appropriate, except that the Board may not, without shareholder approval, amend the Plan (i) to increase the aggregate number of shares (or individual grant limit for any single optionee) that may be issued under the Plan (other than by operation of the adjustment provisions in the event of certain corporate transactions), (ii) modify the requirements as to eligibility for participation in the Plan or (iii) amend the Plan in a manner for which shareholder approval is required under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

FEDERAL INCOME TAX TREATMENT

      Under the Code, as currently in effect, a director or employee receiving nonqualified stock options under the Plan will not recognize income when the options are granted. The optionee will recognize ordinary income upon the exercise of a nonqualified stock option to the extent that the fair market value of the shares at the time of exercise exceeds the option price. The Company is generally entitled to a corresponding deduction for federal income tax purposes when an optionee exercises a nonqualified stock option.

      Incentive stock options ("ISOs") may only be granted to employees. An employee will not recognize federal taxable income upon the grant or exercise of an ISO. However, the option "spread" is generally includable for alternative minimum tax purposes in the year in which an ISO is exercised. An employee who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and one year from the date such shares were transferred to him or her upon exercise of the ISO will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price. As a general rule, if an employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be capital gain. The tax rate applicable to any capital gain depends on the length of time the employee held the shares prior to the disposition. The Company generally will not be entitled to a tax deduction by reason of an ISO, unless a disqualifying disposition occurs.

      An employee generally will not recognize taxable income upon receiving a restricted stock grant, and the Company will not be entitled to a deduction, until the stock is transferable by the employee or no longer subject to a substantial risk of forfeiture. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the employee will recognize ordinary compensation income in an amount equal to the then fair market value of the shares subject to the restricted stock grant (less any amount paid for such shares), and the Company will be entitled to a corresponding tax deduction. An employee may elect to recognize ordinary compensation income in the year the restricted stock is granted, in which case the Company will then be entitled to a corresponding deduction.

      An employee will not recognize income upon the grant of a stock appreciation right ("SAR"). Upon the exercise of an SAR, an employee will recognize ordinary compensation income in the amount of the cash and the fair market value of the stock received upon such exercise, and the Company will be entitled to a corresponding deduction.

      As of March 13, 1998, the closing price of the Company's Common Stock as reported on the National Market segment of The Nasdaq Stock Market was $__________.

NEW PLAN BENEFITS TABLE

      If approved by shareholders at the Annual Meeting, the following summarizes the benefits to be received by non-employee directors as a group during 1998 under the amended Plan.

                                NEW PLAN BENEFITS
                    1996 EQUITY COMPENSATION PLAN, AS AMENDED



             Name and Position               Aggregate Number of Shares
        Non-Executive Director Group                   6,000

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S 1996 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED UNDER THE PLAN AND TO PROVIDE FOR STOCK OPTION GRANTS TO NON-EMPLOYEE DIRECTORS.


      APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

INTRODUCTION

      On March 13, 1998, the Board of Directors unanimously adopted a resolution declaring it advisable to amend (the "Amendment") the Company's Restated Certificate of Incorporation, as previously amended (the "Restated Certificate of Incorporation"), to increase the number of shares of stock that the Company has the authority to issue to an aggregate of 51,000,000 shares, of which 50,000,000 would be common stock, $.01 par value per share ("Common Stock"), and 1,000,000 would continue to be preferred stock, $0.01 par value per share. The Board of Directors further directed that the Amendment be submitted for consideration by shareholders at the Company's Annual Meeting. In the event the Amendment is approved by shareholders, the Company will thereafter amend the Restated Certificate of Incorporation by making a filing with the Secretary of State of the State of New Jersey reflecting the Amendment, which will become effective at the close of business on the date the filing is accepted with the Secretary of State.

CURRENT USE OF SHARES

      As of March 13, 1998, the Company had 3,245,314 shares of Common Stock outstanding and 755,113 shares reserved for possible future issuance under the Company's stock plans, of which 312,534 are covered by outstanding options and 442,579 are available for grant or purchase. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company currently has 10,999,573 shares available for other purposes.

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

      The proposed amendment to the Restated Certificate of Incorporation will be effected by amending and restating in its entirety the first sentence of Article Fourth of the Restated Certificate of Incorporation to provide as follows:

      This Corporation shall be authorized to issue Fifty-one Million (51,000,000) shares of capital stock, which shall be divided into Fifty Million (50,000,000) shares of Common Stock, with a par value of one cent ($.01) per share, and One Million (1,000,000) shares of Preferred Stock, with a par value of one cent ($.01) per share.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

      The Board of Directors believes that it is in the Company's best interest to increase the number of authorized but unissued shares of Common Stock in order to have additional shares available for issuance to meet the Company's future business needs as they arise. The Board believes the availability of the additional shares will provide the Company with the flexibility to issue Common Stock for a variety of proper corporate purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by law or by regulation or rule of The Nasdaq Stock Market. These purposes could include, among others, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition by merger into the Company or otherwise of other companies, use in various equity compensation and other employee benefit plans, the declaration of stock dividends or distributions and other bona fide corporate purposes. The Company's management has no present arrangements, agreements, understandings or plans for the issuance or use of the additional shares proposed to be authorized by the Amendment, other than as stated in the proposal to amend the Company's 1996 Equity Compensation Plan to increase the number of shares authorized to be issued under the Plan from 450,000 to 600,000 shares.

      Under the Restated Certificate of Incorporation, the Company's shareholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional share of Common Stock, shareholders would not have preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on earnings per share and on the voting power and shareholdings of then current shareholders.

      Although an increase in the authorized shares of Common Stock could, under certain circumstances, also be construed as having an anti-takeover effect, the current proposal to amend the Restated Certificate of Incorporation is not in response to any effort to accumulate the Company's stock or to obtain control of the Company. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the shareholders. The Board also does not currently contemplate recommending the adoption of any other amendments to the Restated Certificate of Incorporation which could be construed to affect the ability of third parties to take over or change control of the Company.

      Although, as stated above, the purpose of seeking an increase in the number of authorized shares of Common Stock is not intended for anti-takeover purposes; SEC rules require disclosure of charter, by-law and other provisions that could have an anti-takeover effect. These include: (i) a shareholder rights plan under the Rights Agreement, dated as of October 3, 1991 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company (as successor to First Interstate Bank of Arizona, N.A.), as Rights Agent; (ii) Board authority under the Restated Certificate of Incorporation to issue one or more series of preferred stock up to a maximum of 1,000,000 shares, of which 50,000 shares were designated Series A Junior Participating Preferred Shares, $.01 par value, in connection with the Rights Agreement; (iii) a classified board of directors with staggered terms of office; and (iv) approval of not less than 80% of the outstanding shares of voting stock of the Company in connection with certain Business Combinations with any Related Person as specified in the Restated Certificate of Incorporation, each of which could have a deterrent effect against a takeover of the Company.

      The Rights Agreement provides that each share of the Company's Common Stock outstanding as of October 14, 1991, has associated with it one right to purchase one one-hundredth of a share of the Series A Junior Participating Preferred Shares at an exercise price, subject to adjustment, of $40 per share. The rights will be exercisable only if a person or group obtains the right to acquire beneficial ownership of 20% or more of the outstanding common stock of the Company, or after the commencement of a tender offer or an exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding common stock. If anyone acquires 20% or more of the Company's outstanding common stock, the rights would entitle shareholders (other than the 20% acquiror) to purchase for $40 the number of shares of the Company's common stock which would have a market value of $80. In the event that the Company is acquired in a merger or other business combination, the rights would entitle the shareholders (other than the acquiror) to purchase securities of the surviving company at a similar discount. In lieu of requiring payment of the exercise price of the rights upon the occurrence of the above-noted events, the Company may permit the holders to simply surrender the rights and receive the number of shares of the Company's common stock which would have a market value of $40. The Rights Agreement expires on October 14, 2001.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM FIFTEEN MILLION (15,000,000) TO FIFTY MILLION (50,000,000).


                             EXECUTIVE COMPENSATION

COMPENSATION

      The following table sets forth certain information with respect to compensation earned during fiscal years 1997, 1996 and 1995 to the Company's chief executive officer and the Company's other executive officers whose salary and bonus from the Company or any subsidiary exceeded $100,000 in fiscal year 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                                       Long-Term
                                                                                                     Compensation
                                                                                                         Awards
                                                             Annual Compensation                    ---------------
                                                  ----------------------------------------            Securities
             Name and                                                           Other Annual          Underlying       All Other
        Principal Position            Year         Salary            Bonus    Compensation(1)       Options/SARs(#) Compensation(2)
        ------------------            ----         ------            -----    ---------------       --------------- ---------------
Leo C. Beebe(3)....................   1997        $275,000         $225,000      $      0                  -0-         $18,138
  Chief Executive Officer             1996         200,000          100,000             0                  -0-          19,938
  and Chairman of the Board           1995          33,000                0         4,866                  -0-          11,081
  of Directors

Robert L. Weinberg.................   1997        $160,500          $58,833        $1,577     (4)          -0-         $21,957
  Senior Executive Vice               1996         150,000           37,500         1,010     (4)          -0-          19,049
  President, Chief Financial          1995         129,962                0         1,010     (4)         8,500         25,247
  Officer and Treasurer

Kevin C. Bowen(5)..................   1997        $137,825          $50,521        $  342     (4)          -0-         $16,314
  President and Chief                 1996         128,800           32,200           201     (4)          -0-          13,023
  Executive Officer of
  K-Tron America, Inc.
Lukas Gunthardt(5).................   1997     $127,209(6)          $50,521       $     0                  -0-         $16,473
  Managing Director and               1996      139,760(6)           34,940             0                  -0-          19,165
  Chief Executive Officer of
  K-Tron (Schweiz) AG

----------

(1) In fiscal years 1997, 1996 and 1995, no Named Executive Officer, other than Mr. Beebe with respect to fiscal year 1995, received perquisites or other personal benefits, securities or property which exceeded the lesser of $50,000 or 10% of such executive officer's salary and bonus. In fiscal year 1995, Mr. Beebe received reimbursement of $1,750 in connection with the preparation of annual tax returns and was paid $3,116 as an automobile allowance.

(2)   The amounts disclosed in this column include:

      (a) Company and subsidiary contributions under the thrift portion of Company's 401(k) Profit-Sharing and Thrift Plan on behalf of the following Named Executive Officers: For fiscal year 1997 - Mr. Beebe $9,500, Mr. Weinberg $9,500 and Mr. Bowen $9,500. For fiscal year 1996 - Mr. Beebe $9,000, Mr. Weinberg $9,000 and Mr. Bowen $7,709. For fiscal year 1995 - Mr. Beebe $2,000 and Mr. Weinberg $7,798. No contributions were made under the profit-sharing portion of the plan.

      (b) Company and subsidiary payments for supplemental health insurance on behalf of the following Named Executive Officers: For fiscal year 1997 - Mr. Beebe $3,649, Mr. Weinberg $3,594 and Mr. Bowen $5,432. For fiscal year 1996 - Mr. Beebe $6,241, Mr. Weinberg $2,446 and Mr. Bowen $4,906. For fiscal year 1995 - Mr. Beebe $4,384 and Mr. Weinberg $9,846.

      (c) Company and subsidiary payments of premiums for additional group term life insurance on behalf of the following Named Executive Officers: For fiscal year 1997 - Mr. Beebe $4,989, Mr. Weinberg $3,510 and Mr. Bowen $696. For fiscal year 1996 - Mr. Beebe $4,697, Mr. Weinberg $2,250 and Mr. Bowen $408. For fiscal year 1995 - Mr. Beebe $4,697 and Mr. Weinberg $2,250.

      (d) Company and subsidiary payments of premiums for additional term life insurance on behalf of the following Named Executive Officers: For fiscal year 1997 - Mr. Weinberg $2,168 and Mr. Bowen $845. For fiscal year 1996 - Mr. Weinberg $2,168. For fiscal year 1995 - Mr. Weinberg $2,168.

      (e) Company payment in fiscal years 1997, 1996 and 1995 of premiums for additional disability insurance on behalf of Mr. Weinberg: $3,185 in each year.

      (f) Subsidiary contribution in fiscal years 1997 and 1996 to the Swiss pension plan on behalf of Mr. Gunthardt: $16,314 and $19,165, respectively.

(3) Mr. Beebe became Chief Executive Officer of the Company on June 30, 1995, a position which he had previously held from July 1985 until August 1992. On February 3, 1995, Mr. Beebe assumed active responsibility for the Company's operations other than a German subsidiary which was sold in June 1995, and he voluntarily reduced his salary from $200,000 to $1 per year, effective March 1, 1995. While serving for this nominal salary, Mr. Beebe continued to receive his health and life insurance and other benefits. Effective January 1, 1996, Mr. Beebe's salary was restored to $200,000 per year. On January 5, 1998, Mr. Beebe retired as Chief Executive Officer and Chairman of the Board of Directors of the Company.

(4) Represents amounts reimbursed to certain of the Named Executive Officers for estimated income taxes incurred with respect to additional group term life insurance purchased on their behalf.

(5) Messrs. Gunthardt and Bowen became executive officers of the Company in 1996; therefore, their compensation for 1995 is not required to be disclosed.

(6) Mr. Gunthardt's 1997 and 1996 salary, bonus and other compensation were paid in Swiss francs, and the salary, bonus and other compensation amounts included in the table are expressed in U.S. dollars using the average $/Sfr. exchange rates for 1997 of $.689 and 1996 of $.810. Mr. Gunthardt's salary in Swiss francs was Sfr. 184,575 in 1997 and Sfr. 172,500 in 1996.

      On January 5, 1998, Edward B. Cloues, II became Chairman of the Board of Directors and Chief Executive Officer of the Company. For information relating to Mr. Cloues' employment with the Company, see "Executive Compensation - Option Grants" below and "Executive Compensation - Certain Employment Agreements" on page 15.

OPTION GRANTS

      No Named Executive Officer received an option grant during fiscal year 1997. However, on October 6, 1997, the effective date of the employment agreement between the Company and Edward B. Cloues, II, Mr. Cloues received two stock option grants to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $14.00 per share. Specifically, Mr. Cloues was granted a nonqualified stock option to purchase 64,290 shares of Common Stock that vests in three equal installments of 21,430 shares on January 5, 1998, 1999 and 2000 and an incentive stock option to purchase 35,710 shares of Common Stock that vests in five equal installments of 7,142 shares on October 6, 1997, January 5, 1998, January 5, 1999, January 5, 2000, and January 4, 2001, respectively.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

      The following table sets forth certain information regarding the number and value of stock options held at January 3, 1998 by the Named Executive Officers.

 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE


                                                                          NUMBER OF                           Value of
                                                                         UNEXERCISED                    Unexercised In-the-
                                                                          OPTIONS AT                      Money Options at
                                                                       JANUARY 3, 1998                   January 3, 1998(1)
                                                               --------------------------------    -------------------------------
                             SHARES ACQUIRED         VALUE
NAME                            ON EXERCISE        REALIZED    EXERCISABLE        UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
----                         ---------------       --------    -----------        -------------    -----------       -------------
Leo C. Beebe                        --                --           7,000                   0        $  56,000                 --
Robert L. Weinberg                  --                --          20,500               9,500          158,812           $ 75,812
Kevin C. Bowen                     1,000             7,500        10,250               4,250           92,250             40,750
Lukas Gunthardt                     --                --           6,500               6,500           58,687             58,687

----------

(1) Based on the closing price of the Company's Common Stock as reported on the National Market segment of The Nasdaq Stock Market on January 2, 1998 ($17.25 per share), net of the option exercise price.

CERTAIN EMPLOYMENT AGREEMENTS

      Messrs. Weinberg, Bowen and Gunthardt were employed by the Company during fiscal year 1997 under employment agreements with the Company (the "Employment Agreements"). Under these Employment Agreements, Messrs. Weinberg, Bowen and Gunthardt are entitled to receive a base salary, which may be increased from time to time, and such additional compensation and bonus payments as may be awarded to them. During fiscal year 1997, the base salaries for Messrs. Weinberg, Bowen and Gunthardt were $160,500, $137,825 and Sfr. 184,575 (the equivalent of $127,209 based on the average $/Sfr. exchange rate for 1997), respectively. As of January 1, 1998, Mr. Weinberg's base salary was increased to $170,000, Mr. Bowen's to $150,000 and Mr. Gunthardt's to Sfr. 211,707 (the equivalent of approximately $150,000 based on the average $/Sfr. exchange rate for 1997). The Company's obligation to pay such base salaries is subject to the Company's right to reduce them in the event reductions are generally being made for other officers of the Company or its subsidiaries holding comparable positions.

      Each of the Employment Agreements provides that either the Company or the employee may terminate the employment term thereunder upon not less than one year's prior notice. Such employment terms are also subject to termination by reason of the employee's death or disability or by the Board of Directors at any time for "cause" as specified in the Employment Agreements. In addition, the Company has the right to terminate Mr. Weinberg, Mr. Bowen or Mr. Gunthardt at any time without cause by paying him a lump sum amount equal to 100% of his then- annual base salary or, if the previously described one-year notice of termination has already been given by the Company to him, the portion thereof relating to the balance of the employment term.

      On October 6, 1997, the Company entered into an employment agreement with Mr. Cloues pursuant to which he will serve as the Company's Chairman of the Board of Directors and Chief Executive Officer. Under his employment agreement, during fiscal year 1997 Mr. Cloues received $30,000 and a stock grant for 10,000 shares of unregistered Common Stock. Commencing in fiscal year 1998, Mr. Cloues will be entitled to receive a base salary of $380,000, which may be increased from time to time, and bonus payments at the sole discretion of the Board or authorized Committee thereof. In addition, in fiscal year 1998, Mr. Cloues will be entitled to receive a restricted stock grant for 20,000 shares of Common Stock.

      Mr. Cloues' employment agreement provides that he can terminate the agreement upon not less than 90 days prior notice. The agreement also provides that the Company may terminate Mr. Cloues without cause at any time after January 8, 2001; provided, that prior to January 8, 2001 the Company must provide Mr. Cloues with not less than two years prior notice of termination. At Mr. Cloues' election, he may then terminate the relationship. After January 8, 2001, the Company may terminate Mr. Cloues without cause with not less than 30 days prior written notice. In either case, in the event of a termination without cause, Mr. Cloues would be entitled to a lump sum payment equal to 200% of his then-annual base salary. Mr. Cloues' employment term is also subject to termination by reason of his death or disability or by the Board of Directors at any time for "cause" as specified in his employment agreement.

      In addition, Mr. Cloues' employment agreement includes provisions relating to a termination of employment upon a "change of control" (as specified in his employment agreement). Mr. Cloues' employment agreement applies to a termination of employment upon or within one year after a "change in control" which, if such termination was initiated by the Company or any successor thereto, was for any reason other than death, disability or "cause" or which, if such termination was initiated by Mr. Cloues, was at his sole discretion without regard to reason. In the event of the termination of employment of Mr. Cloues upon a "change of control," his employment agreement provides that, subject to certain limitations, the Company would pay him (i) an amount equal to three times his annual base salary in effect either immediately prior to the termination of employment or immediately prior to the "change of control," whichever is higher and (ii) unless Mr. Cloues notifies the Company in writing that he intends to retain his options, an amount equal to the spread (the excess of market value over exercise price) on any stock options held by him, whether or not such options were exercisable at the date of termination.


      NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOLLOWING REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 19 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.


                           REPORT OF THE COMPENSATION
                          AND HUMAN RESOURCES COMMITTEE

      As members of the Compensation and Human Resources Committee (the "Compensation Committee"), it is our duty to review the compensation of all executive officers of the Company, to recommend to the Board the base salary of the Company's chief executive officer, to approve the base salaries of all other executive officers and to approve all bonuses and other material compensation granted to executive officers. In addition, we also constitute the committee which administers the Company's 1996 Equity Compensation Plan and thus are responsible for the granting of stock options, stock appreciation rights and restricted stock to executive officers. These duties and the other responsibilities of the Compensation Committee are more fully described on page 4 of this Proxy Statement under the caption "Matters Concerning Directors Committees and Meetings." In fulfilling these duties and responsibilities, it is the Compensation Committee's goal to have a policy that will enable the Company to attract, retain and reward executive officers who contribute to both its short-term and long-term success. The members of the Compensation Committee are all non-employee, independent directors.

      The Company's compensation policy for executive officers is to pay competitively and to be fair and equitable in the administration of pay. This is the same policy applicable to all employees of the Company. The Company seeks to balance the compensation paid to a particular individual with the compensation paid to other executives holding comparable positions both inside the Company and at other similar companies.

      For fiscal year 1997, the Compensation Committee recommended and the Board approved an incentive compensation program consisting of two parts, one involving cash payments and the other the grant of stock options. Under this program, no incentive compensation was earned until the Company's pre-tax budget was met; then, the incentive compensation pool filled until it equaled 20% of pre-tax, pre-incentive compensation income. The amount payable continued to grow after the pre-tax budget had been met and the 20% incentive compensation pool filled, with such growth equaling 20% of all additional pre-tax, pre-incentive compensation income. The total incentive compensation pool was then split approximately 50/50 between managers and other employees, with specific awards dependent on both overall corporate and local performance. All incentive compensation awards were paid in cash, and each manager's award was based on the Chief Executive Officer's judgment, which included consideration of pre-tax profit, return on net assets and growth strategy implementation. The amount of the incentive compensation award to the Chief Executive Officer during fiscal year 1997 was determined by the Compensation Committee. With respect to stock options, up to 50,000 were eligible to be granted under the program as a result of the Company achieving its objective of 15% earnings per share growth in fiscal year 1997. The Compensation Committee approved grants of options to purchase 49,000 shares of Common Stock, and all such grants were at market price on the grant date and vest over three years from that date.

      Since the Company achieved its fiscal year 1997 pre-tax budget, bonuses were paid under the program, including a $225,000 bonus to Leo C. Beebe, the Company's Chief Executive Officer who retired January 4, 1998. Mr. Beebe's bonus was determined by the Compensation Committee and reflected the Committee's recognition of the key role played by Mr. Beebe in the Company's increased profitability during fiscal year 1997 and of his longstanding service to the Company. The Compensation Committee also considered the fact that Mr. Beebe would not be receiving a stock option grant as a result of his retirement. The awards made to the other three executive officers of the Company were recommended by Mr. Beebe and approved by the Compensation Committee, and they equaled approximately 36.5% of each of their base salaries, or a total of $159,875. In addition, the other three executive officers each received a stock option grant to purchase 5,000 shares of Common Stock at an exercise price of $16.38 per share.

      For fiscal year 1998, the Compensation Committee has recommended and the Board has approved an incentive compensation program that is substantially similar to last year's program with two changes. First with respect to the calculation of the incentive compensation pool, the Board and Chief Executive Officer will have the authority to remove significant and extraordinary items from the calculation, and second, the stock options that may be granted under the program will vest over four years instead of three.

      With respect to salaries, bonuses and other compensation, the decisions of the Compensation Committee are subjective and are not based on any list of specific criteria. We believe that the compensation received by each of the executive officers for fiscal year 1997 was reasonable in view of their contributions to the Company during the year. The Company's Chief Executive Officer, Leo C. Beebe, had a 1997 base salary of $275,000 which was still $25,000 below the base salary of $300,000 which he was receiving when he first retired as the Company's Chief Executive Officer in mid-1992. With respect to the Company's other executive officers, their base annual salaries during fiscal year 1997 were as follows: Mr. Weinberg, $160,500; Mr. Gunthardt, 184,575 Sfr. ($127,209 at the average $/Sfr. exchange rate for 1997); and Mr. Bowen, $137,825. Effective at the beginning of fiscal year 1998, these base annual salaries were increased to $170,000, 211,707 Sfr. and $150,000, respectively. These raises were recommended by the Chief Executive Officer and approved by the Compensation Committee. All three of these executive officers made substantial contributions to the Company's increased profitability during the year and in 1996.

      In addition, during fiscal 1997 the Compensation Committee approved an employment agreement with Edward B. Cloues, II containing terms recommended by such Committee to the Board and approved by the Board. Mr. Cloues, a director of the Company since July 1985, became the Company's Chairman of the Board and Chief Executive Officer on January 5, 1998. Mr. Cloues' fiscal 1998 base salary, as provided in his employment agreement, is $380,000. He also received on January 2, 1998, pursuant to the terms of his employment agreement, a grant of 10,000 shares of unregistered Common Stock.

      As stated above, the members of the Compensation Committee also serve as the members of the committee (the "Stock Option Committee") which administers the 1996 Equity Compensation Plan which provides for grants of stock options, stock appreciation rights and restricted stock. The purpose of stock option grants is to provide an additional incentive to key employees to work to maximize shareholder value, and vesting periods may be utilized to encourage such employees to remain with the Company. Stock option grants are entirely at the discretion of the Stock Option Committee, including their timing, the recipients thereof and the number of shares underlying any particular grant. Mr. Cloues received two stock option grants for an aggregate of 100,000 shares of Common Stock under the 1996 Equity Compensation Plan during fiscal year 1997. No other options were granted under the 1996 Equity Compensation Plan during fiscal year 1997; however, stock options for an aggregate of 49,000 were granted in the beginning of fiscal year 1998 pursuant to the Company's incentive compensation program described above. Further, in addition to the 10,000 shares granted to Mr. Cloues referred to in the preceding paragraph, Mr. Cloues' Employment Agreement provides that he will receive on October 7, 1998 a restricted stock grant for 20,000 shares of Common Stock under the 1996 Equity Compensation Plan. Such grant shall provide that the restriction shall lapse as to 10,000 of such shares on January 5, 1999 and as to the other 10,000 shares on January 5, 2000.

      Payments during 1996 to the Company's executives as discussed above were made with regard to the provisions of section 162(m) of the Code. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." It is the Compensation Committee's intention that no compensation will be limited as to its deductibility under Section 162(m).

                                     COMPENSATION AND HUMAN RESOURCES COMMITTEE

                                     Norman Cohen, Chairman
                                     Richard J. Pinola
                                     Jean Head Sisco

March 13, 1998

                                PERFORMANCE GRAPH

      The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500") and the Dow Jones Factory Equipment Industry Group, described more fully below (the "Factory Equipment Group"). Dividend reinvestment has been assumed and, with respect to companies in the Factory Equipment Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization.





                               [PERFORMANCE GRAPH]





             INDEX                   FY END         FY END         FY END          FY END         FY END        FY END
                                      1992           1993           1994            1995           1996          1997
                                     -------        -------        -------         -------        -------       -------
K-Tron International                 $100.00        $ 80.39        $ 84.31         $ 49.02        $ 80.39       $135.29
S&P 500 Index                        $100.00        $110.08        $111.54         $153.45        $188.69       $251.64
Factory Equipment                    $100.00        $118.46        $119.75         $155.40        $161.08       $186.66
                                     =======        =======        =======         =======        =======       =======


      The Dow Jones Factory Equipment Industry Group is not a "published industry or line-of-business index" as that term is defined by Securities and Exchange Commission regulations. Accordingly, the Factory Equipment Group is considered a "peer index" and the identity of the issuers used in the index is as follows: American Vanguard Corp., Baldwin Technology Inc. Class A, Bethlehem Corporation, Binks Sames Corp., Bridgeport Machines Inc., Brown & Sharpe Manufacturing Co. Class A, Calnetics Corporation, Chicago Rivet & Machine Co., Cincinnati Milacron Inc., Devlieg-Bullard Inc., Farrel Corporation, Flow International Corp., Gardner Denver Machinery, Inc., Gleason Corporation, The Gorman-Rupp Company, Hirsch International Corp. Class A, Hurco Companies Inc., Impact Systems, Inc., Innovex Inc., Inotek Technologies Corp., Interlake Corp., Invivo Corporation, K-Tron International, Inc., Katy Industries, Inc., Key Technology Inc., Kulicke & Soffa Industries, Inc., Lynch Corporation, McClain Industries, Inc., Middleby Corporation, The Monarch Machine Tool Co. & Subsidiaries, Moore Products Co., Paul Mueller Company, Nordson Corporation, Oilgear Company, Orbotech Ltd., Princeton Media Group Inc., Quipp Inc., Regal-Beloit Corp, Secom General Corporation, Selas Corporation of America, Shelter Components Corporation, SI Handling Systems, Inc., Sonics & Materials, Inc., Speizman Industries Inc., The L.S. Starrett Company, Summa Industries, Taylor Devices, Inc., Thermo Terratech, Inc., Twin Disc Incorporated, Unit Instruments Inc. (CA), Utilx Corporation and Valmet Oy Ads.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP has served as the Company's independent public accountants and auditors since 1994. Arthur Andersen LLP has been selected to continue in such capacity for the current year. A representative of that firm is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.


                  SHAREHOLDER PROPOSALS -- 1999 ANNUAL MEETING

      Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have presented at the 1999 annual meeting of shareholders (which is expected to be held on or about May 7, 1999) concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting, will be included in the Company's proxy statement and related proxy card if it is received by the Company no later than November 19, 1998.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and certain officers of the Company, and persons who own more than ten percent of the Company's Common Stock, file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Such directors, officers and more than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms which they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all fiscal year 1997 Section 16(a) filing requirements applicable to its directors, officers and more than ten percent shareholders were complied with. In addition, while an annual statement on Form 5 under
Section 16(a) is not required to be filed if there are no previously unreported transactions or holdings to report, nevertheless the Company is obligated to disclose the names of directors, covered officers and more than ten percent shareholders who did not file an annual statement on Form 5 unless the Company received a written statement that no such filing was required. As of March 16, 1998, the Company had not received either an annual statement on Form 5 for fiscal year 1997 or such a written statement from the Estate of Dr. Mario Gallo, a more than ten percent shareholder.


                                  OTHER MATTERS

      The Board of Directors of the Company does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed Proxy Card to vote upon such matters in accordance with their judgment.

                                       By Order of the Board of Directors,


                                       Mary E. Vaccara
                                       Assistant Secretary
March 20, 1998

                                                                       EXHIBIT A



                           K-TRON INTERNATIONAL, INC.
                          1996 EQUITY COMPENSATION PLAN
                            (March 13, 1998 Revision)


      The purpose of the K-Tron International, Inc. 1996 Equity Compensation Plan (the "Plan") is (i) to provide officers and other employees of K-Tron International, Inc. (the "Company") and its subsidiaries with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock and (ii) to provide members of the Board of Directors of the Company (the "Board") who are not employees of the Company and its subsidiaries ("Non-Employee Directors") with the opportunity to receive grants of nonqualified stock options. The Company believes that the Plan will provide an incentive to the participants to contribute materially to the long-term growth of the Company, will align the economic interests of the participants with those of the Company's shareholders and will aid the Company and its subsidiaries in attracting and retaining officers, employees and Board members of outstanding ability.

1.    Administration

      The Plan shall be administered and interpreted by a committee (the "Committee"), which shall consist of two or more persons appointed by the Company's Board of Directors (the "Board"), all of whom may be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations.

      The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting and (iv) deal with any other matters arising under the Plan.

      The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

2.    Grants

      Incentives under the Plan shall consist of incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock (hereinafter collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant letter (the "Grant Letter") or an amendment thereto. The Committee shall approve the form and provisions of each Grant Letter or amendment. Grants under a particular Section of the Plan need not be uniform as among the grantees.

3.    Shares Subject to the Plan

      (a) Subject to the adjustments specified in Section 3(b), the aggregate number of shares of common stock of the Company (the "Company Stock") that may be issued or transferred pursuant to Grants or otherwise under the Plan is 600,000 shares. Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any single employee during any one year period shall be 100,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent options granted under the Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any shares of restricted stock are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan.

      (b) If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, (ii) a recapitalization,
(iii) a stock split, combination or exchange of shares, (iv) a merger, reorganization or consolidation in which the Company is the surviving corporation, (v) a reclassification or (vi) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without in any of such cases the Company's receipt of consideration, or if in the opinion of the Committee the value of outstanding shares of Company Stock is substantially reduced due to the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock which any one individual participating in the Plan may be granted during any one year, the number of shares covered by outstanding Grants and the price per share or the applicable market value of such Grants shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. The adjustments determined by the Committee shall be final, binding and conclusive. Notwithstanding the foregoing, no adjustment shall be authorized or made pursuant to this Section if such authorization or adjustment would cause any Incentive Stock Option to fail to comply with Section 422 of the Code.

4.    Eligibility for Participation

      All employees employed by the Company or any subsidiary ("Employees") (including Employees who are officers or members of the Board) shall be eligible to participate in the Plan. The Committee shall select the Employees to receive Grants and determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Non-Employee Directors shall be eligible to receive options pursuant to Section 5(i) of the Plan. Employees and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as "Grantees". The term "Company" as used hereinafter when referring to Grantees or matters involving Grantees (such as termination of employment or the withholding of taxes) shall include the Company's subsidiaries.

      Nothing contained in this Plan shall be construed to limit the right of the Company to make Grants in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including options granted to employees or directors thereof who become Employees or Non-Employee Directors of the Company, or for any other proper corporate purpose.

5.    Granting of Stock Options

      (a) Number of Shares. The Committee, in its sole discretion, shall determine the number of shares of Company Stock that will be subject to each Grant of stock options.

      (b) Type of Option and Price. The Committee may grant options intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Code or options which are not intended so to qualify ("Nonqualified Stock Options") (hereinafter collectively referred to as "Stock Options") or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may only be granted to Employees.

      The per share purchase price of Company Stock subject to a Stock Option shall be determined by the Committee and may be equal to, greater than or less than the Fair Market Value (as defined in the next paragraph) of a share of such Stock on the date such Stock Option is granted; provided, however, that (i) the per share purchase price of Company Stock subject to an Incentive Stock Option shall be equal to, or greater than, the Fair Market Value of a share of such Stock on the date such Stock Option is granted and (ii) an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, unless the purchase price per share is not less than one hundred ten percent (110%) of the Fair Market Value of a share of such Stock on the date of grant.

      If the Company Stock is traded in a public market, then the Fair Market Value per share shall be determined as follows: (i) if the principal trading market for the Company Stock is a national securities exchange or the National Market segment of The Nasdaq Stock Market, the last reported sale price thereof on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (ii) if the Company Stock is not principally traded on any such exchange or market, the mean between the last reported "bid" and "asked" prices thereof on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not traded in a public market or subject to reported transactions or "bid" and "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

      (c) Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five (5) years from the date of grant.

      (d) Vesting and Exercisability of Options. Stock Options shall become vested and exercisable in accordance with the terms and conditions determined by the Committee, in its sole discretion and as specified in the applicable Grant Letter. The Committee, in its sole discretion, may accelerate the exercisability of any or all outstanding Stock Options at any time for any reason. In addition, all outstanding Stock Options shall vest upon a Change of Control (as defined in Section 9) unless the Committee determines otherwise pursuant to Section 10.

      (e) Manner of Exercise. A Grantee may exercise a Stock Option which has become exercisable, in whole or in part, by delivering a written notice of exercise to the Committee or other recipient designated by the Committee for this purpose, with accompanying payment of the option price in accordance with
Section 5(g). Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Committee in lieu of delivery to the Grantee, in which case such instructions must also designate the account into which the shares are to be deposited.

      (f)   Termination of Employment, Disability or Death.

            (1) In the event that a Grantee ceases to be an employee of the Company for any reason other than "disability", death or "termination for cause", any Stock Option which is otherwise vested and exercisable by the Grantee shall terminate unless exercised within thirty (30) days of the date on which the Grantee ceases to be an employee of the Company (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. Any of the Grantee's Stock Options which are not otherwise vested and exercisable as of the date on which the Grantee ceases to be an employee of the Company shall terminate as of such date.

            (2) In the event that a Grantee ceases to be an employee of the Company on account of a "termination for cause" by the Company, any Stock Option held by the Grantee shall terminate as of the date the Grantee ceases to be an employee of the Company.

            (3) In the event that a Grantee ceases to be an employee of the Company because the Grantee is "disabled", any Stock Option which is otherwise vested and exercisable by the Grantee shall terminate unless exercised within one (1) year of the date on which the Grantee ceases to be an employee of the Company (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. Any of the Grantee's Stock Options which are not otherwise vested and exercisable as of the date on which the Grantee ceases to be an employee of the Company shall terminate as of such date.

            (4) In the event of the death of a Grantee while the Grantee is an employee of the Company or within not more than thirty (30) days of the date on which the Grantee ceases to be an employee of the Company on account of a termination of employment for any reason other than "termination for cause" or "disability" (or within such other period of time as may be specified in the Grant Letter), any Stock Option which is otherwise vested and exercisable by the Grantee shall terminate unless exercised within one (1) year of the date on which the Grantee ceases to be an employee of the Company (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. Any of the Grantee's Stock Options which are not otherwise vested and exercisable as of the date on which the Grantee ceases to be an employee of the Company shall terminate as of such date.

            (5) For purposes of this Section 5(f), the following terms shall be defined as follows: (A) "disability" shall mean a Grantee's becoming disabled within the meaning of section 22(e)(3) of the Code and (B) "termination for cause" shall mean, except to the extent otherwise provided in a Grantee's Grant Letter, a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Grantee, that the Grantee has
(i) breached his or her employment or service contract with the Company, or (ii) has engaged in disloyalty to the Company, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment by or service to the Company, or (iii) has disclosed trade secrets or other confidential information of the Company to persons not entitled to receive the same. In the event of a finding by the Committee of "termination for cause" with respect to a Grantee, in addition to the immediate termination of all Stock Options held by such Grantee, the Grantee shall automatically forfeit all option shares for any exercised portion of a Stock Option for which the Company has not yet delivered the share certificates upon refund by the Company of the option price paid by the Grantee for such option shares.

      (g) Satisfaction of Option Price. The Grantee shall pay the option price specified in the Grant Letter in (i) cash, (ii) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of a Stock Option), subject to such restrictions as the Committee deems appropriate, and having a Fair Market Value on the date of exercise equal to the option price or (iii) through any combination of (i) and (ii). The Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price is fully paid and any required withholding is made.

      (h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value on the date of the Grant of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year (under the Plan or any other stock option plan of the Company or a parent or subsidiary corporation) exceeds $100,000, then such option, as to the excess, shall be treated as a Nonqualified Stock Option.

      (i) Option Grants to Non-Employee Directors. The Committee may grant such Nonqualified Stock Options as it deems appropriate to Non-Employee Directors. Unless the Committee determines otherwise, Nonqualified Stock Options shall be granted annually to Non-Employee Directors with the following terms:

            (i) On the date of each annual meeting of the shareholders of the Company, beginning with the 1998 annual meeting, each Non-Employee Director who is elected to the Board or who continues his or her term on the Board on that date shall receive a Nonqualified Stock Option to purchase 1,000 shares of Company Stock. The option price for the Stock Options shall be equal to the Fair Market Value of a share of Company Stock on the date of the annual shareholders' meeting. The Stock Options shall be fully vested on the date of grant and shall have a term of ten years.

            (ii) If a Grantee ceases to be a member of the Board for any reason other than "disability" (as defined in subsection (f) above), death or becoming an employee of the Company, the Grantee's Stock Options shall terminate unless exercised within ninety (90) days of the date on which the Grantee ceases to be a member of the Board (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. If the Grantee ceases to be a member of the Board because he or she is "disabled," the Grantee's Stock Options shall terminate unless exercised within one year of the date on which the Grantee ceases to be a member of the Board (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the expiration of the option exercise period. In the event of the death of a Grantee while the Grantee is a member of the Board or within not more than ninety (90) days of the date on which the Grantee ceases to be a member of the Board for any reason other than "disability" (or within such other period of time as may be specified in the Grant Letter), the Grantee's Stock Options shall terminate unless exercised within one year of the date on which the Grantee ceases to be a member of the Board (or within such other period of time as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. If the Grantee ceases to be a member of the Board but becomes or remains an Employee of the Company, the Grantee's Stock Options shall remain in effect until the Grantee is no longer an Employee or member of the Board (but not later than the expiration date of the option exercise period), at which time the foregoing provisions shall apply as if the Grantee had then ceased to be a member of the Board.

            (iii) In other respects, the provisions of the foregoing paragraphs of this Section 5 applicable to Nonqualified Stock Options shall apply to Stock Options granted to Non-Employee Directors.

6.    Restricted Stock Grants

      The Committee may issue or transfer shares of Company Stock to an Employee under a Grant (a "Restricted Stock Grant"), upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock
Grants:

      (a) General Requirements. Shares of Company Stock issued or transferred pursuant to Restricted Stock Grants may be issued or transferred for consideration or for no consideration, at the sole discretion of the Committee. The Committee shall establish conditions under which restrictions on the transfer of shares of Company Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of years during which the Restricted Stock Grant will remain subject to restrictions will be designated in the Grant Letter as the "Restriction Period."

      (b) Number of Shares. The Committee shall issue or transfer to each Grantee of a Restricted Stock Grant such number of shares of restricted Company Stock as the Committee deems appropriate.

      (c) Requirement of Employment. If a Grantee's employment terminates during the period designated in the Grant Letter as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions on transfer have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

      (d) Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Company Stock to which such

Restriction Period applies except to a Successor Grantee under Section 8(a). Each certificate for shares issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the share certificate covering any of the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee, in its sole discretion, may determine that the Company will not issue certificates for shares of Restricted Stock until all restrictions on such shares have lapsed, or that the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed.

      (e) Right to Vote and to Receive Dividends. During the Restriction Period, unless the Committee determines otherwise, the Grantee shall have the right to vote shares subject to the Restricted Stock Grant and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

      (f) Lapse of Restrictions. All restrictions imposed under a Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of any conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that all the restrictions shall lapse without regard to any Restriction Period. All outstanding Restricted Stock Grants shall vest upon a Change of Control, unless the Committee determines otherwise pursuant to Section 10.

7.    Stock Appreciation Rights

      (a) The Committee may grant stock appreciation rights ("SARs") to any Grantee in tandem with any Stock Option, for all or a portion of the applicable Stock Option, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, such rights may be granted only at the time of the Grant of such Incentive Stock Option. Unless the Committee determines otherwise, the base price of each SAR shall be equal to the greater of (i) the exercise price of the related Stock Option or (ii) the Fair Market Value of a share of Company Stock as of the date of Grant of such SAR.

      (b) The number of SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Company Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period of time. Upon the exercise of a Stock Option, the SARs relating to the Company Stock covered by such Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Stock.

      (c) Upon a Grantee's exercise of some or all of the Grantee's SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for an SAR is the difference between the base price of the SAR as described in Section 7(a) and the Fair Market Value of the underlying Company Stock on the date of exercise of such SAR.

      (d) At the time of such exercise, the Grantee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Company Stock, which, for purposes of calculating the number of shares of Company Stock to be received, shall be valued at their Fair Market Value on the date of exercise of such SARs. The Committee shall have the right to disapprove a Grantee's election to receive cash in full or partial settlement of the SARs exercised and to require that shares of Company Stock be delivered in lieu of cash. If shares of Company Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share. A SAR shall be exercisable only during the period when the Stock Option to which it is related is also exercisable.

8.    Transferability of Grants

      (a) Only the Grantee or a Successor Grantee (as defined below) may exercise rights under a Grant. Such persons may not transfer those rights, except that a Grantee may transfer rights under a Grant by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted under Rule 16b-3 of the Exchange Act and if permitted in any specific case by the Committee in its sole discretion, pursuant to a domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder. When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

      (b) Notwithstanding the foregoing, the Committee may provide, in a Grant Letter, that a Grantee may transfer Nonqualified Stock Options to family members or other persons or entities according to such terms as the Committee may determine.

9.    Change of Control of the Company

      As used herein, a "Change of Control" shall be deemed to have occurred if:

      (a) A liquidation or dissolution of the Company or the sale (excluding transfers to subsidiaries) of all or substantially all of the Company's assets occurs;

      (b) As a result of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split or sale or transfer of assets, any person or group (as such terms are used in and under Section 13(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the common stock of the Company or the combined voting power of the Company's then outstanding securities; or


      (c) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of at least two-thirds of the directors who were not directors at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or who, in connection with their election or nomination, received the foregoing two-thirds approval.

10.   Consequences of a Change of Control

      (a)   Upon a Change of Control, unless the Committee determines otherwise,
(i) the Company shall provide to each Grantee who holds an outstanding Grant written notice of such Change of Control, (ii) all outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable, and (iii) the restrictions and conditions on all outstanding Restricted Stock shall immediately lapse. Notwithstanding the foregoing, if a Change of Control described in Section 9(a) will occur, or if a Change of Control described in
Section 9(b) will occur and the Company will not be the surviving corporation (or will survive only as a subsidiary of another corporation), then the provisions of this Section 10(a) shall be mandatory, subject to the provisions of Section 10(d) below.

      (b) In the event of a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Stock Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation.

      (c) In addition, in the event of a Change of Control, the Committee may take one or both of the following actions: the Committee may (i) require that Grantees surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's outstanding Stock Options and SARs exceeds the purchase price of the Options or the base price of the SARs, as applicable, or (ii) after giving Grantees an opportunity to exercise their outstanding Stock Options and SARs, terminate any or all outstanding Stock Options and SARs at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

      (d) Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Section 10(c) above) that would make the Change of Control ineligible for pooling of interest accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

      (e) The Committee may make determinations under this Section 10 prior to the Change of Control or, if the Committee making such determinations following a Change of Control is comprised of the same members as served on the Committee immediately prior to such Change of Control, within twenty (20) days following such Change of Control.

11.   Amendment and Termination of the Plan

      (a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that any amendment that increases the aggregate number (or individual limit for any single Grantee) of shares of Company Stock that may be issued or transferred under the Plan (other than by operation of Section 3(b)), or modifies the requirements as to eligibility for participation in the Plan, shall be subject to approval by the shareholders of the Company and provided, further, that the Board shall not amend the Plan without shareholder approval if such approval is required by Section 162(m) of the Code.

      (b) Termination of Plan. The Plan shall terminate on May 9, 2006 unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

      (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee under such Grant unless the Grantee consents or unless the Committee acts under Section 19(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to any outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 19(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.

      (d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

12.   Funding of the Plan

      The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

13.   Rights of Participants

      Nothing in the Plan shall entitle any Employee or other person to any claim or right to be granted a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

14.   No Fractional Shares

      No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

15.   Withholding of Taxes

      (a) The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to a Grantee, any federal, state or local taxes required by law to be withheld with respect to such cash awards and, in the case of Grants paid in Company Stock, the Grantee or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Grants or the Company shall have the right to deduct from other wages paid to the Grantee by the Company the amount of any withholding due with respect to such Grants.

      (b) If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to a Grant paid in Company Stock by having shares withheld up to an amount that does not exceed the Grantee's maximum marginal tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee.

16.   Requirements for Issuance or Transfer of Shares

      No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

17.   Headings

      Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control. References herein to a Section or a Subsection are references to Sections or Subsections of the Plan unless otherwise noted.

18.   Effective Date of the Plan

      The Plan became effective on May 10, 1996 when it was approved by the Company's shareholders.

19.   Miscellaneous

      (a) Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute grants.

      (b) Compliance with Law. The Plan, the exercise of Stock Options and the obligation of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this
Section 19(b).

      (c) Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

      (d) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Letters issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of New Jersey.

                        K-TRON INTERNATIONAL, INC. PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints LEO C. BEEBE and EDWARD B. CLOUES, II, or either of them acting singly in the absence of the other, each with the power to appoint his substitute, the Proxy Agents of the undersigned to attend the Annual Meeting of Shareholders of K-Tron International, Inc. (the "Company") to be held at the Rosemont Suites Hotel O'Hare, 5500 N. River Road, Rosemont, Illinois, on May 5, 1998, at 10:00 a.m., local time, and any adjournments thereof, and with all powers the undersigned would possess if personally present, to vote upon the following matters as indicated below.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

    PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING
                             THE ENCLOSED ENVELOPE.
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

1. Election of            FOR         WITHHELD
   Directors              [ ]            [ ]      NOMINEES: Hans-Jurg Schurmann,
   Class I                                                  Jean Head Sisco

   FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):


   ----------------------------------------------------------------

                                        FOR     AGAINST     ABSTAIN
2. Approval of Amendment to the         [ ]       [ ]         [ ]
   Company's 1996 Equity Compensation
   Plan, as amended

3. Approval of an increase in the       [ ]       [ ]         [ ]
   number of authorized shares of
   Common Stock under the Company's
   Restated Certificate of
   Incorporation, as amended

4. In their discretion, the Proxy Agents are authorized to vote upon such other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION AS THE CLASS I DIRECTORS, FOR THE AMENDMENT TO THE COMPANY'S 1996 EQUITY COMPENSATION PLAN, AS AMENDED, AND FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK UNDER THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY OR ITS EXECUTIVE COMMITTEE. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND THE RELATED PROXY STATEMENT.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                              DATE            , 1998
            ---------------------------------------------     ------------

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.